Exhibit 99.1

DATE: Feb. 25, 2015

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Reports 2014 Net Income

TULSA, Okla. – WPX Energy’s (NYSE:WPX) unaudited results for full-year 2014 reflect net income of $164 million and a 74 percent increase in cash margins from continuing operations. Specific achievements include:

•	Increased annual oil production by 56 percent – record oil production

•	Over 400 percent proved oil replacement ratio

•	4 percent increase in equivalent production normalized for asset sales

WPX’s 2014 financial highlights include $190 million higher oil sales, $106 million higher natural gas sales, and a 68 percent increase in net cash provided by operating activities vs. 2013 results.

During the fourth quarter, oil and natural gas liquids (NGL) sales accounted for 50 percent of WPX’s product revenues and 28 percent of production volumes. Diversifying the company’s historically gas-weighted production is part of WPX’s long-term, multi-year strategy.

Oil volumes were 32,300 barrels per day in fourth-quarter 2014, up 71 percent over a year ago and 25 percent higher than the sequential quarter.

During the year, WPX also entered into six agreements with an aggregate value of more than $1 billion to narrow the company’s business focus, increase scalability of core assets, bring value forward and further strengthen its balance sheet.

Operationally, WPX increased proved oil reserves by 28 million barrels in 2014 and achieved a 40 percent improvement in drilling times on Gallup oil wells in the San Juan Basin.

CEO PERSPECTIVE

“We executed extremely well last year, delivered on our word and took timely action to start the transformation of the company,” said Rick Muncrief, president and chief executive officer.

“We divested non-core operations, sharpened our geographic focus, boosted oil production, increased cash flow, put a new credit facility in place and launched a long-term strategy to expand margins and profitably grow the company.

“Today, we are well positioned for the challenges and opportunities presented by lower commodity prices. Being successful in this environment means staying proactive and opportunistic.

“We will continue to enhance our portfolio, organization, cost structure and processes,” Muncrief added.

FULL-YEAR 2014 FINANCIAL RESULTS

WPX reported unaudited net income attributable to WPX Energy of $164 million for full-year 2014, or income of $0.80 per share on a diluted basis, compared with a net loss of $1,185 million, or a loss of $5.91 per share, in 2013.

Improved results reflect the benefit of higher oil revenues, higher gas management revenues, higher oil production, higher weighted average gross sales prices for natural gas and natural gas liquids, and the absence of approximately $1.2 billion in non-cash impairments that occurred in 2013.

Net income from continuing operations attributable to WPX Energy was $129 million in 2014, or income of $0.62 per share on a diluted basis, compared with a net loss of $1,092 million, or a loss of $5.45 per share, in 2013.

A 36 percent increase in oil revenues, a 12 percent increase in natural gas revenues, net gains on derivatives not designated as hedges and a $27 million improvement in certain operating expenses were partially offset by a 10 percent decline in natural gas liquids revenues, a $196 million loss on the sale of working interests in the Piceance Basin and $149 million in non-cash impairment charges.

Excluding unrealized mark-to-market gains (losses), impairments to producing properties and the costs of acquired unproved reserves, exploratory-related impairments, the loss on the sale of working interests and $36 million in other non-recurring fees, WPX had adjusted income from continuing operations of $24 million, or income of $0.12 per share on a diluted basis, for full-year 2014, compared with an adjusted loss from continuing operations of $263 million, or a loss of $1.31 per share, for full-year 2013. A reconciliation accompanies this press release.

The weighted average gross sales price – prior to revenue deductions – for natural gas was $3.94 per Mcf for full-year 2014 compared with $3.34 per Mcf in 2013.

The weighted average gross sales price – prior to revenue deductions – for oil was $78.80 per barrel for full-year 2014 compared with $91.40 per barrel in 2013.

The weighted average gross sales price – prior to revenue deductions – for NGL was $42.79 per barrel for full-year 2014 compared with $40.14 per barrel in 2013.

FOURTH-QUARTER 2014 FINANCIAL RESULTS

WPX reported unaudited net income attributable to WPX Energy of $219 million for fourth-quarter 2014, or income of $1.06 per share on a diluted basis, compared with a net loss of $973 million, or a loss of $4.85 per share, in fourth-quarter 2013.

Net income from continuing operations attributable to WPX Energy was $227 million in fourth-quarter 2014, or income of $1.10 per share on a diluted basis, vs. a loss of $878 million, or a loss of $4.37 per share, for fourth-quarter 2013.

Fourth-quarter 2014 results include the benefit of $453 million in unrealized mark-to-market gains due to decreases in forward oil and natural gas prices, coupled with a $34 million increase in oil revenues and higher weighted average gross sales prices for natural gas. Fourth-quarter 2013 included non-cash impairments of approximately $1.2 billion.

Excluding unrealized mark-to-market gains (losses), impairments to producing properties and the costs of acquired unproved reserves, exploratory-related impairments and $20 million in the buyout of a storage commitment and early rig release expenses, WPX had adjusted income from continuing operations of $7 million, or income of $0.03 per share on a diluted basis, for fourth-quarter 2014, compared with an adjusted loss from continuing operations of $73 million, or a loss of $0.36 per share, for the same period in 2013. A reconciliation accompanies this press release.

The weighted average gross sales price – prior to revenue deductions – for natural gas was $3.55 per Mcf in fourth-quarter 2014 compared with $3.28 per Mcf for the same period in 2013.

The weighted average gross sales price – prior to revenue deductions – for oil was $61.09 per barrel in fourth-quarter 2014 compared with $87.76 per barrel for the same period in 2013.

The weighted average gross sales price – prior to revenue deductions – for NGL was $33.68 per barrel in fourth-quarter 2014 compared with $43.32 per barrel for the same period in 2013.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for full-year 2014 was $967 million, an increase of 49 percent compared with $648 million for the same measure in 2013.

For fourth-quarter 2014, WPX had adjusted EBITDAX of $238 million, an increase of 53 percent compared with $156 million for fourth-quarter 2013.

The primary factors contributing to the increase in 2014 adjusted EBITDAX are increased domestic oil volumes and the corresponding increase in domestic oil revenues, as well as higher net realized average prices for natural gas.

EBITDAX (non-GAAP)	Full Year		Fourth Quarter
	2014	2013	2014	2013
	millions	millions	millions	millions
Net income (loss)	$171	($1,191)	$219	($984)
Interest expense	$123	$108	$35	$26
Provision (benefit) for income taxes	$75	($624)	$119	($519)
Depreciation, depletion and amortization	$810	$858	$214	$221
Exploration expenses	$173	$423	$76	$368

EBITDAX	$1,352	($426)	$663	($888)

Impairment of producing properties, costs of acquired unproved reserves and equity investments	$20	$880	$20	$861
Loss on sale of working interests in the Piceance Basin	$196	—	—	—
Net (gain) loss on derivatives not designated as hedges	($434)	$124	($498)	$93
Net cash received (paid) on settlement of derivatives not designated as hedges	($125)	($17)	$45	($4)
(Income) loss from discontinued operations	($42)	$87	$8	$94

ADJUSTED EBITDAX	$967	$648	$238	$156

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for net (gain) loss on derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, net cash received (paid) on settlement of derivatives not designated as hedges, impairments and discontinued operations.

WPX believes these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall production for full-year 2014 was 170.5 MBoe/d, or 1,023 MMcfe/d. Oil production grew 56 percent vs. the prior year.

Oil and NGL volumes accounted for 25 percent of WPX’s full-year 2014 production and 28 percent of WPX’s fourth-quarter 2014 production of 171.9 Mboe/d, or 1,032 MMcfe/d.

Average Daily Production	Full Year			4Q
	2014	2013	Change	2014	2013	Change
Natural gas (MMcf/d)
Piceance Basin	564	601	-6%	533	595	-10%
Appalachian Basin	81	83	-2%	79	81	-2%
San Juan Basin	110	117	-6%	115	104	11%
Other	13	10	30%	15	10	50%

Subtotal (MMcf/d)	768	811	-5%	742	790	-6%

Oil (Mbbl/d)
Williston Basin	19.5	13.2	48%	23.4	15.1	55%
San Juan Basin	3.9	0.8	388%	7.0	1.5	367%
Piceance Basin	1.8	1.9	-5%	1.8	1.8	0%
Other	0.1	0.3	-66%	0.1	0.5	-80%

Subtotal (Mbbl/d)	25.3	16.2	56%	32.3	18.9	71%

NGLs (Mbbl/d)
Piceance	14.7	19.1	-23%	12.4	18.1	-31%
Other	2.4	1.2	100%	3.5	1.6	119%

Subtotal (Mbbl/d)	17.1	20.3	-16%	15.9	19.7	-19%

Total Production (MMcfe/d)	1,023	1,030	-1%	1,032	1,021	1%

Total Production (Mboe/d)	170.5	171.7	-1%	171.9	170.2	1%

Powder River and International volumes are excluded and reported as discontinued operations.

Oil production climbed substantially in fourth-quarter 2014 to 32,300 barrels per day. This represents a 71 percent increase over the same period a year ago, as well as a 25 percent sequential-quarter increase over third-quarter 2014 production of 25,800 barrels per day.

Oil production accounted for 19 percent of WPX’s overall fourth-quarter production, up from 11 percent in the same period a year ago.

Higher volumes from the company’s oil development in the Williston Basin and San Juan Basin’s Gallup oil play are driving more balance in WPX’s production profile. Williston oil volumes grew 48 percent in 2014, while San Juan oil volumes grew 388 percent.

Natural gas production from continuing operations decreased 5 percent in 2014 to 768 MMcf/d from 811 MMcf/d a year ago. Production figures for 2014, specifically natural gas and NGL, reflect the absence of volumes due to the sale of working interests in certain Piceance Basin wells in 2014.

After adjusting the volumes in previous quarters for the impact of the sale of working interests in the Piceance wells, WPX’s overall equivalent volumes would have increased 4 percent for full-year 2014 and 10 percent in fourth-quarter 2014 vs. the same periods in 2013.

NGL production volumes were impacted throughout 2014 by low ethane recovery rates. The ethane recovery rate was 14 percent in fourth-quarter 2014 and 22 percent for the full year. NGL production averaged 17,100 barrels per day for the year, and 15,900 barrels per day in the fourth quarter.

EXPENSES

WPX’s operating expenses – excluding exploration expense – were approximately $27 million lower for full-year 2014 than 2013 and approximately 4 percent lower in fourth-quarter 2014 than fourth-quarter 2013.

WPX’s lease and facility operating expenses for full-year 2014 were $244 million vs. $227 million in 2013. The increase primarily relates to increased oil production in the Williston and San Juan basins.

Gathering, processing and transportation charges decreased 6 percent in 2014 to $328 million vs. $350 million in 2013. The decrease primarily is attributable to lower natural gas and NGL volumes and approximately $5 million recognized during 2014 related to a tariff rate refund received in prior years which is no longer under appeal by the carrier.

Taxes other than income for operations in 2014 were $126 million vs. $102 million in 2013, driven by increased crude oil volumes and higher natural gas prices.

Depreciation, depletion and amortization expense was $810 million in 2014, down approximately 6 percent compared with $858 million in 2013. The $48 million decrease is due to lower natural gas production volumes and the impact of impairments taken in 2013 in the Appalachian Basin.

General and administrative expenses were relatively flat year over year at $271 million in 2014 vs. $269 million in 2013. This includes $10 million in 2014 related to a voluntary early exit program. Notably, G&A expenses dropped more than 11 percent in the fourth quarter of 2014 to $63 million vs. $71 million in the same period a year ago.

Exploration expense was $173 million in 2014, compared with $423 million in 2013. The prior-year exploration expense included a $317 million impairment to fair value of leasehold in the Appalachian Basin. Full-year 2014 includes a $67 million impairment of the carrying cost on producing and exploration wells in excess of discounted cash flows of an exploratory play.

CASH AND LIQUIDITY

Net cash provided by operating activities for full-year 2014 was approximately $1.07 billion, including $291 million in the fourth quarter. Net cash for 2014 increased 68 percent vs. $636 million in 2013.

At Dec. 31, 2014, WPX had approximately $41 million in unrestricted domestic cash and cash equivalents. The company’s total domestic liquidity at the end of 2014 was approximately $1.3 billion. WPX executed a new five-year $1.5 billion senior unsecured credit facility in the fourth quarter.

Subsequent to year-end, WPX generated another $568 million in cash through completing the sales of its international interests in Argentina and Colombia and its natural gas operations in northeast Pennsylvania’s Marcellus Shale.

DEVELOPMENT ACTIVITY

WPX made $1.8 billion of capital investments in 2014, including approximately $1.4 billion for drilling and completion activity.

During 2014, WPX participated in 479 gross (375 net) wells, including 353 gross (334 net) operated wells in the Williston, San Juan and Piceance basins.

Highlights for the company’s operated wells in its three core areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in other areas such as the Appalachian Basin.

In the Williston Basin, WPX completed 53 gross (45 net) oil wells in 2014, including 14 gross (11 net) in the fourth quarter. This compares with 49 gross (36 net) for full-year 2013.

WPX set a production high in the Williston during the fourth quarter, averaging more than 25,000 barrels of oil per day for the month of November.

In the San Juan Basin’s Gallup oil play, WPX completed 47 gross (44 net) oil wells in 2014, including 21 gross (21 net) in the fourth quarter. This compares with 13 gross (13 net) for full-year 2013.

WPX nearly doubled its Gallup acreage position in 2014 and now owns or controls approximately 85,000 net acres in the play’s oil window. WPX also reduced its spud-to-rig release time on Gallup wells by 40 percent to 13.5 days in 2014 vs. an average of 22.3 days in 2013. WPX’s best drilling time on a Gallup well is 8.9 days, set this year.

In the Piceance Basin, WPX completed 253 gross (245 net) natural gas wells in 2014, including 68 gross (65 net) in the fourth quarter. This compares with 250 gross (237 net) for full-year 2013.

WPX continues to delineate its Niobrara Shale natural gas discovery in the Piceance, spudding five more exploratory test wells in 2014 including its first two-well horizontal Niobrara pad.

2014 PROVED RESERVES

WPX’s total domestic proved reserves at Dec. 31, 2014, were 727 million barrels of oil equivalent, or 4.36 trillion cubic feet equivalent. Oil reserves increased 27 percent over the prior year to 131 million barrels. WPX replaced its oil production at a rate of 421 percent, excluding divestitures.

Year-end 2014 proved reserves reflect 72 percent natural gas, 18 percent crude oil and 10 percent natural gas liquids, compared with 76 percent natural gas, 13 percent crude oil and 11 percent NGL at year-end 2013.

Overall proved reserves declined 8 percent vs. 2013 primarily from divestitures, the impact of the SEC five-year rule due to a reduction in planned capital spending, and continued ethane rejection.

Proved Reserves
	Natural Gas (Bcf)	Oil (MMBbls)	NGLs (MMBbls)	All Products (MMBoe)
Proved reserves at Dec. 31, 2013	3,629.8	102.9	85.7	794
Revisions	(198.3)	(7.7)	(13.4)	(54)
Purchases	6.0	4.2	0.8	6
Divestitures	(314.6)	(1.8)	(8.5)	(63)
Extensions and discoveries	362.1	42.4	12.5	115
Production	(335.4)	(9.2)	(6.3)	(71)

Proved reserves at Dec. 31, 2014	3,149.6	130.8	70.8	727

Eighty-eight percent of WPX’s year-end 2014 proved reserves estimates were audited by Netherland, Sewell & Associates, Inc. Their judgment determined that the company’s estimates are, in the aggregate, reasonable and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE standards).

Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the Security and Exchange Commission pricing provisions, existing operating methods and government regulations.

On a proved, probable and possible (3P) basis, WPX has approximately 14,800 remaining undrilled locations across its acreage and interests. WPX’s 3P reserves at year-end 2014 were 2.76 billion Boe.

DIVESTITURE UPDATE

Subsequent to the end of 2014, WPX completed the sale of its international interests for approximately $294 million and the sale of its northeast Pennsylvania Marcellus Shale operations and a transportation contract for approximately $300 million.

WPX’s remaining operations in the Marcellus Shale primarily consist of its physical operations in Westmoreland County in southwestern Pennsylvania and additional firm transport capacity under Transco’s Northeast Supply Link project. These assets also are targeted for divestiture.

Additionally, WPX continues to negotiate the divestiture of its Powder River Basin operations. The original sales agreement was scheduled to terminate Feb. 13, but both parties agreed to extend the timetable. If the agreement does not successfully close in March, WPX has the option to terminate the transaction.

THURSDAY CONFERENCE CALL

WPX management will discuss its 2014 results and 2015 outlook during a webcast starting at 10 a.m. Eastern on Thursday, Feb. 26. Participants can access the audio and the slides for the event via the homepage at www.wpxenergy.com.

A limited number of phone lines also will be available at 877-201-0168. International callers should dial 647-788-4901. The conference identification code for both phone numbers is 65130042. A replay of the webcast will be available on WPX’s website for one year following the event.

Form 10-K

WPX plans to file its 2014 Form 10-K with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

About WPX Energy, Inc.

WPX Energy develops and operates oil and gas producing properties in North Dakota, New Mexico and Colorado. The company has a long history of innovation and stakeholder engagement, recognized through more than 40 local, state, federal and industry awards.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2013					2014
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Natural gas sales	$220	$259	$206	$211	$896	$317	$262	$201	$222	$1,002
Oil and condensate sales	111	121	154	148	534	149	194	199	182	724
Natural gas liquid sales	53	58	57	60	228	61	54	53	37	205

Total product revenues	384	438	417	419	1,658	527	510	453	441	1,931
Gas management	261	205	176	249	891	561	231	145	183	1,120
Net gain (loss) on derivatives not designated as hedges	(94)	78	(15)	(93)	(124)	(195)	(17)	148	498	434
Other	1	1	3	1	6	1	3	1	3	8

Total revenues	552	722	581	576	2,431	894	727	747	1,125	3,493
Costs and expenses:
Lease and facility operating	55	53	62	57	227	60	59	63	62	244
Gathering, processing and transportation	84	90	88	88	350	89	78	82	79	328
Taxes other than income	25	25	27	25	102	35	33	32	26	126
Gas management, including charges for unutilized pipeline capacity	243	222	201	265	931	391	233	164	199	987
Exploration	17	17	21	368	423	15	54	28	76	173
Depreciation, depletion and amortization	210	205	222	221	858	193	202	201	214	810
Impairment of producing properties and costs of acquired unproved reserves	—	—	19	841	860	—	—	—	20	20
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	1	—	196
General and administrative	67	67	64	71	269	67	70	71	63	271
Other-net	5	7	(2)	2	12	2	1	3	6	12

Total costs and expenses	706	686	702	1,938	4,032	852	925	645	745	3,167

Operating income (loss)	(154)	36	(121)	(1,362)	(1,601)	42	(198)	102	380	326

Interest expense	(26)	(28)	(28)	(26)	(108)	(29)	(28)	(31)	(35)	(123)
Investment income, impairment of equity method investment and other	—	1	1	(21)	(19)	—	—	—	1	1

Income (loss) from continuing operations before income taxes	$(180)	$9	$(148)	$(1,409)	$(1,728)	$13	$(226)	$71	$346	$204

Provision (benefit) for income taxes	(65)	3	(43)	(519)	(624)	13	(82)	25	119	75

Income (loss) from continuing operations	$(115)	$6	$(105)	$(890)	$(1,104)	$—	$(144)	$46	$227	$129
Income (loss) from discontinued operations	2	16	(11)	(94)	(87)	19	11	20	(8)	42

Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19	$(133)	$66	$219	$171
Less: Net income (loss) attributable to noncontrolling interests	3	4	(2)	(11)	(6)	1	2	4	—	7

Net income (loss) attributable to WPX Energy, Inc.	$(116)	$18	$(114)	$(973)	$(1,185)	$18	$(135)	$62	$219	$164

Amounts attributable to WPX Energy, Inc.:
Income (loss from continuing Operations	$(115)	$6	$(105)	$(878)	$(1,092)	$—	$(144)	$46	$227	$129
Income (loss from discontinued Operations	(1)	12	(9)	(95)	(93)	18	9	16	(8)	35

Net income (loss)	$(116)	$18	$(114)	$(973)	$(1,185)	$18	$(135)	$62	$219	$164

Summary of Production Volumes (1)
Natural gas (MMcf)	73,991	73,774	75,497	72,672	295,934	71,531	71,972	68,614	68,270	280,386
Oil (MBbls)	1,240	1,372	1,571	1,737	5,919	1,737	2,159	2,373	2,975	9,244
Natural gas liquids (MBbls)	1,904	1,893	1,810	1,808	7,415	1,587	1,625	1,574	1,464	6,250
Combined equivalent volumes (MMcfe) (2)	92,856	93,361	95,782	93,941	375,940	91,475	94,680	92,295	94,902	373,352
Combined equivalent volumes (MBoe) (3)	15,476	15,560	15,964	15,657	62,657	15,246	15,780	15,383	15,817	62,225

(1) Excludes our Powder River Basin and international operations, which were classidfied as discontinued operations.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.
(3) MMcfe is converted to MBoe using the ratio of one barrel to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Natural gas (per Mcf)	$2.96	$3.53	$2.75	$2.88	$3.03	$4.42	$3.66	$2.92	$3.25	$3.57
Oil (per barrel)	$89.78	$87.76	$97.94	$85.47	$90.22	$86.24	$89.24	$84.11	$61.14	$78.32
Natural gas liquids (per barrel)	$28.26	$30.25	$31.20	$33.33	$30.72	$38.27	$33.58	$33.64	$25.04	$32.79

(1) Excludes our Powder River Basin and international operations, which were classidfied as discontinued operations.

Expenses per Mcfe (1)
Lease and facility operating	$0.59	$0.57	$0.64	$0.62	$0.60	$0.66	$0.63	$0.68	$0.65	$0.65
Gathering, processing and transportation	$0.91	$0.96	$0.90	$0.95	$0.93	$0.97	$0.83	$0.89	$0.83	$0.88
Taxes other than income	$0.27	$0.27	$0.28	$0.27	$0.27	$0.38	$0.35	$0.35	$0.27	$0.34
Depreciation, depletion and amortization	$2.25	$2.21	$2.31	$2.35	$2.28	$2.11	$2.13	$2.18	$2.25	$2.17
General and administrative	$0.72	$0.73	$0.66	$0.75	$0.71	$0.74	$0.73	$0.77	$0.67	$0.73

(1) Excludes our Powder River Basin and international operations, which were classidfied as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2013					2014
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(115)	$6	$(105)	$(878)	$(1,092)	$—	$(144)	$46	$227	$129

Income (loss) from continuing operations – diluted earnings per share	$(0.57)	$0.03	$(0.52)	$(4.37)	$(5.45)	$—	$(0.71)	$0.23	$1.10	$0.62

Pre-tax adjustments:
Impairment of producing properties, costs of acquired unproved reserves, leasehold and equity method investment (1)	$—	$—	$19	$1,166	$1,185	$—	$—	$—	$20	$20
Impairments- exploratory related	$—	$—	$—	$—	$—	$—	$40	$22	$67	$129
Loss on sale of working interests in the Piceance Basin	$—	$—	$—	$—	$—	$—	$195	$1	$—	$196
Expense related to Early Exit Program	$—	$—	$—	$—	$—	$—	$2	$8	$—	$10
Early rig release expenses	$—	$—	$—	$—	$—	$—	$—	$6	$6	$12
Assignment of natural gas storage commitment	$—	$—	$—	$—	$—	$—	$—	$—	$14	$14
Costs related to chief executive officer separation	$—	$—	$—	$4	$4	$—	$—	$—	$—	$—
Buyout of transportation agreement	$—	$—	$—	$9	$9	$—	$—	$—	$—	$—
Unrealized MTM (gain) loss	$103	$(98)	$13	$89	$107	$27	$—	$(133)	$(453)	$(559)

Total pre-tax adjustments	$103	$(98)	$32	$1,268	$1,305	$27	$237	$(96)	$(346)	$(178)
Less tax effect for above items	$(37)	$35	$(12)	$(463)	$(476)	$(10)	$(87)	$35	$126	$64
Impact of new state tax law in New York (net of federal benefit)	$—	$—	$—	$—	$—	$9	$—	$—	$—	$9

Total adjustments, after-tax	$66	$(63)	$20	$805	$829	$26	$150	$(61)	$(220)	$(105)

Adjusted income (loss) from continuing operations available to common stockholders	$(49)	$(57)	$(85)	$(73)	$(263)	$26	$6	$(15)	$7	$24

Adjusted diluted earnings (loss) per common share	$(0.25)	$(0.28)	$(0.42)	$(0.36)	$(1.31)	$0.13	$0.03	$(0.07)	$0.03	$0.12

Diluted weighted-average shares (millions)	199.9	203.8	200.7	200.9	200.4	205.2	202.7	207.5	206.3	206.3

(1) These items are presented net of amounts attributable to noncontrolling interests.

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(113)	$22	$(116)	$(984)	$(1,191)	$19	$(133)	$66	$219	$171
Interest expense	26	28	28	26	108	29	28	31	35	123
Provision (benefit) for income taxes	(65)	3	(43)	(519)	(624)	13	(82)	25	119	75
Depreciation, depletion and amortization	210	205	222	221	858	193	202	201	214	810
Exploration expenses	17	17	21	368	423	15	54	28	76	173

EBITDAX	75	275	112	(888)	(426)	269	69	351	663	1,352
Impairment of producing properties, costs of acquired unproved reserves and equity investments	—	—	19	861	880	—	—	—	20	20
Loss on sale of working interests in the Piceance Basin	—	—	—	—	—	—	195	1	—	196
Net (gain) loss on derivatives not designated as hedges	94	(78)	15	93	124	195	17	(148)	(498)	(434)
Net cash received (paid) related to settlement of derivatives not designated as hedges	9	(20)	(2)	(4)	(17)	(168)	(17)	15	45	(125)
(Income) loss from discontinued operations	(2)	(16)	11	94	87	(19)	(11)	(20)	8	(42)

Adjusted EBITDAX	$176	$161	$155	$156	$648	$277	$253	$199	$238	$967

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Years ended December 31,
	2014	2013	2012
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$1,002	$896	$1,193
Oil and condensate sales	724	534	376
Natural gas liquid sales	205	228	297

Total product revenues	1,931	1,658	1,866
Gas management	1,120	891	949
Net gain (loss) on derivatives not designated as hedges	434	(124)	78
Other	8	6	7

Total revenues	3,493	2,431	2,900
Costs and expenses:
Lease and facility operating	244	227	202
Gathering, processing and transportation	328	350	434
Taxes other than income	126	102	68
Gas management, including charges for unutilized pipeline capacity	987	931	996
Exploration	173	423	71
Depreciation, depletion and amortization	810	858	884
Impairment of producing properties and costs of acquired unproved reserves	20	860	123
Loss on sale of working interests in the Piceance Basin	196	—	—
General and administrative	271	269	265
Other — net	12	12	14

Total costs and expenses	3,167	4,032	3,057

Operating income (loss)	326	(1,601)	(157)
Interest expense	(123)	(108)	(102)
Investment income, impairment of equity method investment and other	1	(19)	1

Income (loss) from continuing operations before income taxes	204	(1,728)	(258)
Provision (benefit) for income taxes	75	(624)	(84)

Income (loss) from continuing operations	129	(1,104)	(174)
Income (loss) from discontinued operations	42	(87)	(37)

Net income (loss)	171	(1,191)	(211)
Less: Net income (loss) attributable to noncontrolling interests	7	(6)	12

Net income (loss) attributable to WPX Energy, Inc.	$164	$(1,185)	$(223)

Amounts attributable to WPX Energy, Inc.:
Income (loss) from continuing operations	$129	$(1,092)	$(174)
Income (loss) from discontinued operations	35	(93)	(49)

Net income (loss)	$164	$(1,185)	$(223)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.63	$(5.45)	$(0.87)
Income (loss) from discontinued operations	0.18	(0.46)	(0.25)

Net income (loss)	$0.81	$(5.91)	$(1.12)

Basic weighted-average shares (millions)	202.7	200.5	198.8
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.62	$(5.45)	$(0.87)
Income (loss) from discontinued operations	0.18	(0.46)	(0.25)

Net income (loss)	$0.80	$(5.91)	$(1.12)

Diluted weighted-average shares (millions)	206.3	200.5	198.8

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2014	2013
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$41	$47
Accounts receivable, net of allowance of $6 million and $7 million at December 31, 2014 and 2013, respectively	459	518
Deferred income taxes	—	49
Derivative assets	498	50
Inventories	45	66
Margin deposits	27	71
Assets classified as held for sale	773	92
Other	26	29

Total current assets	1,869	922
Properties and equipment, net	6,842	6,760
Derivative assets	38	7
Other noncurrent assets	49	740

Total assets	$8,798	$8,429

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$712	$634
Accrued and other current liabilities	177	167
Liabilities associated with assets held for sale	132	41
Customer margin deposits payable	—	55
Deferred income taxes	151	—
Derivative liabilities	37	110

Total current liabilities	1,209	1,007
Deferred income taxes	621	776
Long-term debt	2,280	1,911
Derivative liabilities	5	12
Asset retirement obligations	198	305
Other noncurrent liabilities	57	208

Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common stock (2 billion shares authorized at $0.01 par value; 203.7 million shares issued at December 31, 2014 and 201 million shares issued at December 31, 2013)	2	2
Additional paid-in-capital	5,562	5,516
Accumulated deficit	(1,244)	(1,408)
Accumulated other comprehensive income (loss)	(1)	(1)

Total stockholders’ equity	4,319	4,109
Noncontrolling interests in consolidated subsidiaries	109	101

Total equity	4,428	4,210

Total liabilities and equity	$8,798	$8,429

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended December 31,
	2014	2013	2012
	(Millions)
Operating Activities
Net income (loss)	$171	$(1,191)	$(211)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	863	940	973
Deferred income tax provision (benefit)	46	(645)	(160)
Provision for impairment of properties and equipment (including certain exploration expenses) and investments	236	1,483	288
Amortization of stock-based awards	36	32	28
(Gain) loss on sale of assets(a)	196	(41)	(42)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	51	(43)	68
Inventories	19	(5)	7
Margin deposits and customer margin deposits payable	(10)	(18)	(5)
Other current assets	8	(7)	7
Accounts payable	4	41	(128)
Accrued and other current liabilities	(1)	(21)	12
Changes in current and noncurrent derivative assets and liabilities	(559)	106	(32)
Other, including changes in other noncurrent assets and liabilities	10	5	(9)

Net cash provided by operating activities	1,070	636	796

Investing Activities
Capital expenditures(b)	(1,807)	(1,154)	(1,521)
Proceeds from sales of assets	374	49	310
Other	(4)	(6)	7

Net cash used in investing activities	(1,437)	(1,111)	(1,204)

Financing Activities
Proceeds from common stock	16	6	3
Proceeds from long-term debt	500	—	6
Borrowings on credit facility	1,947	970	50
Payments on credit facility	(2,077)	(560)	(50)
Excess tax benefit of stock based awards	—	—	13
Payments for long-term debt issuance costs	(13)	—	—
Other	(29)	10	15

Net cash provided by financing activities	344	426	37

Net increase (decrease) in cash and cash equivalents	(23)	(49)	(371)
Effect of exchange rate changes on international cash and cash equivalents	(6)	(5)	(2)
Cash and cash equivalents at beginning of period(c )	99	153	526

Cash and cash equivalents at end of period(c )	$70	$99	$153

(a)    2014 includes $196 million loss on the sale of working interests in the Piceance Basin, 2013 includes a $36 million gain on sale of Powder River Basin deep rights leasehold and 2012 includes a $38 million gain on the sale of our holdings in Barnett Shale and Arkoma Basin.

(b) Increase to properties and equipment	$(1,934)	$(1,207)	$(1,449)
Changes in related accounts payable and accounts receivable	127	53	(72)

Capital expenditures	$(1,807)	$(1,154)	$(1,521)

(c) Amounts include cash associated with our international operations which represent the difference between amounts reported as cash on the Balance Sheets.